Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA REPORTS FISCAL 2009
FOURTH QUARTER/YEAR-END RESULTS
— Company Focused on Operating Leverage and New Sales Growth —
     LOS ANGELES, CA — June 15, 2009 — Motorcar Parts of America, Inc.
(NasdaqGM: MPAA) today reported an increase in sales for fiscal 2009 compared with the prior year. Sales were less robust than anticipated due to significant events in the fourth quarter that impacted two of its largest customers and delayed product shipments.
     Net sales for the fiscal 2009 fourth quarter ended March 31, 2009 were $29.9 million compared with $35.9 million for the same period last year. The company indicated that sales momentum started to resume in the latter part of its fiscal 2010 first quarter.
     Gross profit for the fiscal 2009 fourth quarter was $6.0 million (or 20.2% gross margin) compared with $11.3 million (or 31.4% gross margin) for the same period a year ago. In addition to the factors noted above, gross margin was impacted by higher stock adjustment accruals, lower scrap metal commodity prices and lower production levels, but positively impacted by lower direct labor cost per unit.
     For the fiscal 2009 fourth quarter, the company reported an operating loss of $680,000 compared with operating income of $5.3 million in the same period a year ago.
     The company reported a net loss for its fiscal 2009 fourth quarter of $1.2 million, or $0.10 per diluted share, compared with a net income of $2.7 million, or $0.22 per diluted share, for the comparable period a year earlier.
     Net sales for fiscal 2009 were $134.9 million compared with $133.3 million a year ago. Gross profit for fiscal 2009 was $39.5 million compared with $37.2 million a year earlier, with gross margin of 29.3 percent compared with 27.9 percent in fiscal 2008.
     Operating income for fiscal 2009 was $10.6 million compared with $12.8 million a year earlier — reflecting the impact of a non-cash goodwill impairment charge of $2.2 million, or $0.11 per diluted share, and a non-cash charge of $1.2 million, or $0.06 per diluted share, representing the impact of mark-to-market accounting for foreign exchange contracts and the decline in the value of the Mexican Peso. The company noted that fiscal 2008 results did not include a goodwill impairment
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Tribecca Plaza • 12233 West Olympic Boulevard Suite 258 • Los Angeles, California 90064
telephone 310.442.9852
facsimile 310.442.9855

Motorcar Parts of America, Inc.
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charge. In addition, mark-to-market accounting for foreign exchange contracts resulted in a gain of $152,000 in fiscal 2008.
     Net income for fiscal 2009 was $3.9 million, or $0.32 per diluted share, compared with $4.6 million, or $0.39 per diluted share, a year ago. Net income for fiscal 2009 was impacted by the items noted above.
     “We expect demand for non-discretionary aftermarket parts, including the alternators and starters we sell, will continue to grow as vehicles age and consumers further delay new car purchases. From a strategic standpoint, we are focused on expanding business with current and new customers, as well as exploring appropriate acquisitions to leverage the company’s low-cost manufacturing structure,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts.
     Joffe noted that the two events referenced above impacting fiscal fourth quarter sales involved an inventory reduction initiative by a large customer and an agreement with another customer to defer certain sales until this customer clarified its financial restructuring process. “Although committed new business has been slow to begin shipping due to various factors beyond the control of the company, the future looks bright given the volume of anticipated new business,” Joffe said. He also highlighted that direct labor costs are declining, due in part to the weak Mexican peso, and that there will be increased absorption of fixed costs as new business begins — which will enhance operating margins,” he added.
     “Despite a difficult quarter, I remain optimistic. MPA is well positioned within the industry. Statistics reflecting the fundamentals of the category continue to look favorable for the future. There are currently approximately 240 million vehicles on the road. Of these vehicles, approximately 130 million are at least eight years old, which represents the high-demand age segments for our products. The number of vehicles in these categories has been increasing in recent years and is expected to continue to grow over the next few years. Total demand is also impacted by miles driven,” Joffe said.

Teleconference and Web Cast
     Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call today at 10:00 a.m. Pacific time to discuss the company’s financial results and operations for fiscal 2009. The call will be open to all interested investors either through a live audio Web broadcast at www.motorcarparts.com or live by calling (877)-723-9502 (domestic) or (719)-325-4770 (international). For those who are not available to listen to the live broadcast, the call will be archived for seven days on Motorcar Parts of America’s website. A telephone playback of the conference call will also be available from approximately 1:00 p.m. Pacific time on Monday, June 15, 2009 through 10:00 p.m. Pacific time on Monday, June 22, 2009 by Calling (888)-203-1112 (domestic) or (719)-457-0820 (international) and using access code: 8714227.
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Motorcar Parts of America, Inc.
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About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with remanufacturing facilities located in California, Mexico and Malaysia, and administrative offices located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2009 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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(Financial tables follow)
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
Net sales	$29,922,000	$35,895,000	$134,866,000	$133,337,000
Cost of goods sold	23,891,000	24,608,000	95,319,000	96,117,000

Gross profit	6,031,000	11,287,000	39,547,000	37,220,000
Operating expenses:
General and administrative	4,845,000	4,713,000	19,479,000	19,746,000
Sales and marketing	1,331,000	906,000	5,242,000	3,456,000
Research and development	435,000	415,000	1,993,000	1,267,000
Impairment of goodwill	100,000	—	2,191,000	—

Total operating expenses	6,711,000	6,034,000	28,905,000	24,469,000

Operating income (loss)	(680,000)	5,253,000	10,642,000	12,751,000
Other expense (income):
Interest expense	1,027,000	1,021,000	4,215,000	5,514,000
Interest income	—	(16,000)	(19,000)	(66,000)

Income (loss) before income tax expense (benefit)	(1,707,000)	4,248,000	6,446,000	7,303,000
Income tax expense (benefit)	(526,000)	1,516,000	2,589,000	2,696,000

Net income (loss)	$(1,181,000)	$2,732,000	$3,857,000	$4,607,000

Basic net income (loss) per share	$(0.10)	$0.23	$0.32	$0.40

Diluted net income (loss) per share	$(0.10)	$0.22	$0.32	$0.39

Weighted average number of shares outstanding:
Basic	11,962,021	12,061,087	11,995,622	11,522,326

Diluted	11,962,021	12,200,472	12,086,126	11,808,219

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2009 and 2008

	2009	2008
ASSETS
Current assets:
Cash	$452,000	$1,935,000
Short-term investments	335,000	373,000
Accounts receivable — net	11,121,000	2,789,000
Inventory— net	27,923,000	32,707,000
Inventory unreturned	4,708,000	4,124,000
Deferred income taxes	8,277,000	5,657,000
Prepaid expenses and other current assets	1,355,000	1,608,000

Total current assets	54,171,000	49,193,000
Plant and equipment — net	13,997,000	15,996,000
Long-term core inventory	62,821,000	50,808,000
Long-term core inventory deposit	24,451,000	22,477,000
Long-term accounts receivable	—	767,000
Long-term deferred income taxes	989,000	1,357,000
Intangible assets — net	2,564,000	—
Other assets	595,000	810,000

TOTAL ASSETS	$159,588,000	$141,408,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,507,000	$32,401,000
Note payable	722,000	—
Accrued liabilities	1,451,000	2,200,000
Accrued salaries and wages	3,162,000	3,396,000
Accrued workers’ compensation claims	1,895,000	2,042,000
Income tax payable	1,158,000	392,000
Line of credit	21,600,000	—
Other current liabilities	1,624,000	954,000
Current portion of capital lease obligations	1,621,000	1,711,000

Total current liabilities	57,740,000	43,096,000
Deferred income, less current portion	—	122,000
Deferred core revenue	5,934,000	2,927,000
Deferred gain on sale-leaseback	843,000	1,340,000
Other liabilities	587,000	265,000
Capitalized lease obligations, less current portion	1,401,000	2,565,000

Total liabilities	66,505,000	50,315,000
Commitments and Contingencies
Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 11,962,021 and 12,070,555 shares issued and outstanding at March 31, 2009 and 2008, respectively	120,000	121,000
Additional paid-in capital	92,459,000	92,663,000
Additional paid-in capital-warrant	1,879,000	1,879,000
Shareholder note receivable	—	(682,000)
Accumulated other comprehensive (loss) income	(1,984,000)	360,000
Retained earnings (accumulated deficit)	609,000	(3,248,000)

Total shareholders’ equity	93,083,000	91,093,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$159,588,000	$141,408,000